Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Release:	IMMEDIATE RELEASE
Contact:	Bruce Byots Vice President – Corporate and Investor Relations
Phone:	847-735-4612

Contact:	Daniel Kubera Director – Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

Brunswick Reports Third Quarter Results
Higher Revenue and Improved Operating Earnings;
Debt Reduced to Lowest Level in More Than 7 Years;
Earnings Guidance Range of $0.65 to $0.75

LAKE FOREST, Ill., Oct. 27, 2011 -- Brunswick Corporation (NYSE: BC) today reported results for the third quarter of 2011:

•	Net sales of $876.7 million, up 8 percent versus third quarter 2010.
•	Operating earnings improved by $10.4 million from third quarter 2010.
•
Net earnings of $0.05 per diluted share versus net loss of $0.08 per diluted share in the prior year.  Excluding restructuring charges, loss on early extinguishment of debt and special tax items in 2011 and 2010, net earnings were $0.33 per diluted share and $0.07 per diluted share, respectively.

•	Cash and marketable securities of $546.7 million; debt reduced by $84 million during the third quarter of 2011.

“Our third quarter results reflected higher shipments of engines and boats that were supported by solid retail growth experienced at our dealers,” said Brunswick Chairman and Chief Executive Officer Dustan E. McCoy. “Our Life Fitness segment continued its outstanding performance during 2011 by generating significant growth in the quarter.  On a consolidated basis, our year-to-date operating leverage continues to be strong and at targeted levels. Finally, our third quarter and nine-month operating earnings achieved their highest levels since 2006.”

Third Quarter Results
For the third quarter of 2011, the Company reported net sales of $876.7 million, up from $815.4 million a year earlier.  For the quarter, the Company reported operating earnings of $35.6 million, which included restructuring and exit charges of $13.2 million.  In the third quarter of 2010, the Company had operating earnings of $25.2 million, which included $12.2 million of restructuring, exit and impairment charges.

For the third quarter of 2011, Brunswick reported net earnings of $4.7 million, or $0.05 per diluted share, compared with a net loss of $7.2 million, or $0.08 loss per diluted share, for the third quarter of 2010.  The diluted earnings per share for the third quarter of 2011 included restructuring and exit charges of $0.14 per diluted share, loss on early extinguishment of debt of $0.13 per diluted share and a $0.01 per diluted share expense from special tax items.  The earnings per diluted share for the third quarter of 2010 included $0.14 per diluted share of restructuring, exit and impairment charges and a $0.01 per diluted share loss on early extinguishment of debt.

“The factors that positively affected our revenues and earnings in the third quarter of 2011, compared to the previous year, included higher sales levels reflecting market share gains in our continuing marine businesses, as well as in our Fitness and Bowling & Billiards segments, combined with companywide fixed-cost reductions.  Partially offsetting these factors were higher variable compensation expense and losses on early extinguishment of debt,” McCoy said.

Review of Cash Flow and Balance Sheet
Cash and marketable securities totaled $546.7 million at the end of the third quarter, down $110.4 million from year-end 2010 levels.  This decrease primarily reflects the impact of $145.0 million of cash used towards the Company’s previously stated objective of reducing debt.  Partially offsetting this use of cash was net cash provided by operating activities of $81.2 million.  Net cash provided by operating activities was unfavorably affected by changes in non-cash working capital during the first nine months of 2011.

Net debt (defined as total debt, less cash and marketable securities) was $156.6 million, down $16.9 million from year-end 2010 levels.  The decrease in net debt reflects a $127.3 million reduction in total debt, partially offset by a $110.4 million decrease in total cash and marketable securities.  The Company’s total liquidity (defined as cash and marketable securities, plus amounts available under its asset-based revolving credit facility) was $790 million.

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, including the marine parts and accessories businesses, reported net sales of $467.2 million in the third quarter of 2011, up 9 percent from $429.2 million in the third quarter of 2010.  International sales, which represented 39 percent of total segment sales in the quarter, increased by 12 percent.  For the quarter, the Marine Engine segment reported operating earnings of $44.5 million, which included $4.2 million of restructuring charges.  This compares with operating earnings of $49.0 million in the third quarter of 2010, which included $1.7 million of restructuring charges.

The segment’s outboard engine product category experienced the greatest percentage sales growth during the quarter.  The decline in operating earnings reflects higher material costs, a less favorable product mix, higher variable compensation costs and restructuring charges, as well as an increase in research and development spending.  Partially offsetting these factors were benefits from higher sales and cost reductions.

Boat Segment
The Boat segment is comprised of the Brunswick Boat Group, and includes 15 boat brands.  The Boat segment reported net sales of $209.2 million for the third quarter of 2011, equal to the $209.2 million reported in the third quarter of 2010.  International sales, which represented 29 percent of total segment sales in the quarter, decreased by 16 percent during the period.  For the third quarter of 2011, the Boat segment reported an operating loss of $17.9 million, including restructuring charges of $8.7 million.  This compares with an operating loss of $26.3 million, including restructuring charges of $10.2 million, in the third quarter of 2010.

Boat segment production and wholesale unit shipments increased during the quarter, compared with the third quarter of 2010, in response to solid retail demand for Brunswick’s boat brands.  Revenue growth from the increase in wholesale unit shipments was partially offset by the timing of the sale of its Sealine brand on Aug. 31, 2011, which resulted in only a partial recognition of third quarter 2011 sales for Sealine, versus a full quarter of sales included in 2010.  A greater sales mix of smaller boats and lower sales to non-U.S. markets also had a negative effect on sales during the quarter.  Increased fixed-cost absorption and cost reductions had a positive effect on the segment’s improved quarterly results.

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which designs, manufactures, and sells Life Fitness and Hammer Strength fitness equipment.  Fitness segment sales in the third quarter of 2011 totaled $157.2 million, up 14 percent from $137.7 million in the third quarter of 2010.  International sales, which represented 49 percent of total segment sales in the quarter, decreased by one percent.  For the quarter, the Fitness segment reported operating earnings of $22.6 million.  This compares with operating earnings of $17.0 million in the third quarter of 2010.

U.S. commercial sales increased during the quarter, compared with the third quarter of 2010, reflecting sales growth in all of the segment’s major distribution channels. Improved operating earnings in the third quarter of 2011 resulted from higher sales and a more favorable product mix, partially offset by higher freight costs.

Bowling & Billiards Segment
The Bowling & Billiards segment is comprised of Brunswick retail bowling centers; bowling equipment and products; and billiards tables and accessories.  Segment sales in the third quarter of 2011 totaled $79.5 million, up 7 percent from $74.6 million in the year-ago quarter.  International sales, which represented 25 percent of total segment sales in the quarter, increased by one percent.  For the quarter, the segment reported operating earnings of $1.8 million.  This compares with break-even operating results in 2010.

For the quarter, bowling products experienced a strong increase in sales, while equivalent-center sales for retail bowling were flat.  The improvement in operating earnings in the third quarter of 2011, when compared with 2010, reflects the increase in sales and improved operating efficiencies.

See Brunswick’s Website for Supplemental Charts:
http://www.brunswick.com/investors/investorinformation/events-presentations.php

Outlook
H
“For the first nine months of 2011, we have successfully executed our core strategy of generating free cash flow, performing better than the market and demonstrating outstanding operating leverage,” McCoy said.

“The marine retail market for 2011 is unfolding generally as we expected, with the aluminum and fiberglass outboard boat markets experiencing solid growth and the fiberglass sterndrive boat markets continuing to decline, albeit at a more moderate pace.

“As we enter the final quarter of 2011, we will continue to focus on this core strategy as well as pursue various operational and financial strategic initiatives that should enable us to continue to deliver future revenue and earnings growth.  We will continue to position our marine products to give our dealers and distributors an opportunity to gain market share.

“In addition, we believe our Fitness and Bowling & Billiards businesses can continue to benefit from their market-leading positions and overall operating strengths to deliver strong earnings and cash flow.

“For the year, net income will benefit from our previously announced marine plant consolidations and asset sales, lower restructuring costs, reductions in interest, depreciation and pension expenses, as well as from lower tax expense.  After taking all these factors into consideration, we currently expect our 2011 earnings per share to be in the range of $0.65 per share to $0.75 per share.

“As we look forward to 2012, we continue to believe that the global economic and marine market outlook will remain challenging.  As a result, our entire organization is focused on maintaining its favorable cost position and generating continued revenue and earnings growth through a focus on organic growth initiatives. We further believe that our 2012 net income will benefit from our announced marine cost reduction activities, lower restructuring costs and a reduction in interest expense,” McCoy concluded.

Conference Call Scheduled
Brunswick will host a conference call today at 10 a.m. CDT, hosted by Dustan E. McCoy, chairman and chief executive officer, Peter B. Hamilton, senior vice president and chief financial officer, and Bruce J. Byots, vice president – corporate and investor relations.

The call will be broadcast over the Internet at Hwww.brunswick.comH.  To listen to the call, please go to the website at least 15 minutes before the call to register, download and install any needed audio software.

Security analysts and investors wishing to participate via telephone should call (866) 277-1184 (passcode: Brunswick Q3).  Callers outside of North America should call (617) 597-5360 (passcode: Brunswick Q3) to be connected.  These numbers can be accessed 15 minutes before the call begins, as well as during the call.  A replay of the conference call will be available through midnight CDT Thursday, Nov. 3, 2011, by calling (888) 286-8010 (passcode: 70804514) or international dial (617) 801-6888 (passcode: 70804514).  The replay will also be available at Hwww.brunswick.comH.

Forward-Looking Statements
Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about Brunswick’s business.  These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release.  These risks include, but are not limited to: the effect of adverse general economic conditions, including the amount of disposable income available to consumers for discretionary purchases, tight consumer credit markets, and the level of consumer confidence on the demand for marine, fitness, billiards and bowling equipment, products and services; the ability to maintain strong relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and develop alternative distribution channels without disrupting incumbent distribution partners; the risk of losing a key account or a critical supplier; the ability to successfully manage pipeline inventories and respond to any excess supply of repossessed and aged boats in the market; credit and collection risks, including the potential obligation to repurchase dealer inventory; the ability of dealers and customers to secure adequate access to financing and the Company’s ability to access capital and credit markets; the need to meet pension funding obligations; the ability to respond to and minimize the negative financial impact of legislative and regulatory developments, including those related to environmental restrictions, climate change, taxes and employee benefits; the strength and protection of the Company’s brands and other intellectual property; the ability to spread fixed costs while establishing a smaller manufacturing footprint; the ability to successfully complete restructuring efforts in accordance with projected timeframes and costs; the ability to obtain components, parts and raw materials from suppliers in a timely manner and for a reasonable price; competitive pricing pressures, including the impact of inflation and increased competition from Asian competitors; competition from new technologies; the ability to develop new and innovative products in response to changing retail demands and expectations that are differentiated for the global marketplace at a competitive price and in compliance with applicable laws; the effect of higher energy and logistics costs, interest rates and fuel prices on the Company’s results; the effect of competition from other leisure pursuits on the level of participation in boating, fitness, bowling and billiards activities; the risk of product liability, warranty and other claims in connection with the sale of products; the ability to maintain product quality and service standards expected by customers; the ability to maintain market share, particularly in high-margin products; the ability to respond to the need for increased manufacturing levels and meet production targets within time and budgets allowed; fluctuations in the Company’s stock price due to external factors; negative currency trends, including shifts in exchange rates; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the uncertainty and risks of doing business in international locations, including international political instability, civil unrest and other risks associated with operations in emerging markets; the risk of having to record an impairment to the value of goodwill and other assets; the effect that catastrophic events may have on consumer demand and the ability to manufacture products, including hurricanes, floods, earthquakes, and environmental spills; the effect of weather conditions on demand for marine products and retail bowling center revenues; the risk of losing individuals who are key contributors to the organization; and risks associated with the Company’s information technology systems, including the continued use of legacy systems and the risk of a failure of or attacks on the Company’s information systems, which could result in data security breaches, lost or stolen assets or information, and associated remediation costs.

Additional factors are included in the Company’s Annual Report on Form 10-K for 2010 and its Quarterly Report on Form 10-Q for the quarter ended July 2, 2011.  Such forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this news release, or for changes made to this document by wire services or Internet service providers.
About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity” (TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood marine parts and accessories; Land 'N' Sea, Kellogg Marine, and Diversified Marine parts and accessories distributors; Arvor, Bayliner, Boston Whaler, Cabo Yachts, Crestliner, Cypress Cay, Harris FloteBote, Hatteras, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray, Suncruiser, Triton Aluminum, Trophy, Uttern and Valiant boats; Life Fitness and Hammer Strength fitness equipment; Brunswick bowling centers, equipment and consumer products; and Brunswick billiards tables and foosball tables.  For more information, visit http://www.brunswick.com

Brunswick Corporation
Comparative Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended
	October 1,	October 2,
	2011	2010	% Change

Net sales	$876.7	$815.4	8%
Cost of sales	673.9	632.1	7%
Selling, general and administrative expense	128.9	122.8	5%
Research and development expense	25.1	23.1	9%
Restructuring, exit and impairment charges	13.2	12.2	8%
Operating earnings	35.6	25.2	41%
Equity loss	(0.2)	(2.0)	-90%
Other expense, net	(0.6)	(2.2)	-73%
Earnings before interest, loss on early extinguishment of debt	34.8	21.0	66%
and income taxes
Interest expense	(19.3)	(22.7)	-15%
Interest income	0.9	0.9	0%
Loss on early extinguishment of debt	(11.7)	(1.1)	NM
Earnings (loss) before income taxes	4.7	(1.9)	NM
Income tax provision	-	5.3
Net earnings (loss)	$4.7	$(7.2)	NM

Earnings (loss) per common share:
Basic	$0.05	$(0.08)
Diluted	$0.05	$(0.08)

Weighted average shares used for computation of:
Basic earnings (loss) per common share	89.4	88.8
Diluted earnings (loss) per common share	91.8	88.8

Effective tax rate	0.0%	NM

Supplemental Information
Diluted earnings (loss) per common share	$0.05	$(0.08)
Restructuring, exit and impairment charges (1)	0.14	0.14
Loss on early extinguishment of debt	0.13	0.01
Special tax items	0.01	-
Diluted earnings per common share, as adjusted	$0.33	$0.07

(1) The 2011 and 2010 Restructuring, exit and impairment charges assume no tax benefit.

Brunswick Corporation
Comparative Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Nine Months Ended
	October 1,	October 2,
	2011	2010	% Change

Net sales	$2,958.9	$2,674.5	11%
Cost of sales	2,245.0	2,070.3	8%
Selling, general and administrative expense	412.3	401.6	3%
Research and development expense	72.9	67.8	8%
Restructuring, exit and impairment charges	18.2	43.8	-58%
Operating earnings	210.5	91.0	NM
Equity loss	(0.4)	(1.2)	-67%
Other income (expense), net	0.3	(1.6)	NM
Earnings before interest, loss on early extinguishment of debt	210.4	88.2	NM
and income taxes
Interest expense	(63.8)	(70.9)	-10%
Interest income	2.6	2.5	4%
Loss on early extinguishment of debt	(16.9)	(5.5)	NM
Earnings before income taxes	132.3	14.3	NM
Income tax provision	30.8	20.8
Net earnings (loss)	$101.5	$(6.5)	NM

Earnings (loss) per common share:
Basic	$1.14	$(0.07)
Diluted	$1.10	$(0.07)

Weighted average shares used for computation of:
Basic earnings (loss) per common share	89.3	88.7
Diluted earnings (loss) per common share	92.3	88.7

Effective tax rate	23.3%	NM

Supplemental Information
Diluted earnings (loss) per common share	$1.10	$(0.07)
Restructuring, exit and impairment charges (1)	0.20	0.50
Loss on early extinguishment of debt	0.18	0.06
Special tax items	(0.02)	(0.01)
Diluted earnings per common share, as adjusted	$1.46	$0.48

(1) The 2011 and 2010 Restructuring, exit and impairment charges assume no tax benefit.

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information

	Three Months Ended
		Net Sales		Operating Earnings (Loss) (1)			Operating Margin
	October 1,	October 2,		October 1,	October 2,		October 1,	October 2,
	2011	2010	% Change	2011	2010	% Change	2011	2010

Marine Engine	$467.2	$429.2	9%	$44.5	$49.0	-9%	9.5%	11.4%
Boat	209.2	209.2	0%	(17.9)	(26.3)	-32%	-8.6%	-12.6%
Marine eliminations	(36.4)	(35.3)		-	-
Total Marine	640.0	603.1	6%	26.6	22.7	17%	4.2%	3.8%

Fitness	157.2	137.7	14%	22.6	17.0	33%	14.4%	12.3%
Bowling & Billiards	79.5	74.6	7%	1.8	-	NM	2.3%	0.0%
Corp/Other	-	-		(15.4)	(14.5)	6%
Total	$876.7	$815.4	8%	$35.6	$25.2	41%	4.1%	3.1%

	Nine Months Ended
		Net Sales		Operating Earnings (Loss) (2)			Operating Margin
	October 1,	October 2,		October 1,	October 2,		October 1,	October 2,
	2011	2010	% Change	2011	2010	% Change	2011	2010

Marine Engine	$1,606.2	$1,454.1	10%	$191.6	$164.7	16%	11.9%	11.3%
Boat	819.5	749.4	9%	(12.3)	(76.6)	-84%	-1.5%	-10.2%
Marine eliminations	(166.3)	(152.7)		-	-
Total Marine	2,259.4	2,050.8	10%	179.3	88.1	NM	7.9%	4.3%

Fitness	455.2	379.9	20%	65.1	35.2	85%	14.3%	9.3%
Bowling & Billiards	244.3	243.8	0%	16.5	12.3	34%	6.8%	5.0%
Corp/Other	-	-		(50.4)	(44.6)	13%
Total	$2,958.9	$2,674.5	11%	$210.5	$91.0	NM	7.1%	3.4%

(1)
Operating earnings (loss) in the third quarter of 2011 includes $13.2 million of pretax restructuring, exit and impairment charges. The $13.2 million charge consists of $4.2 million in the Marine Engine segment, $8.7 million in the Boat segment and $0.3 million in the Bowling & Billiards segment. Operating earnings (loss) in the third quarter of 2010 includes $12.2 million of pretax restructuring, exit and impairment charges. The $12.2 million charge consists of $1.7 million in the Marine Engine segment, $10.2 million in the Boat segment, $0.2 million in the Bowling & Billiards segment and $0.1 million in Corp/Other.

(2)
Operating earnings (loss) in the first nine months of 2011 includes $18.2 million of pretax restructuring, exit and impairment charges. The $18.2 million charge consists of $8.2 million in the Marine Engine segment, $9.6 million in the Boat segment, $0.1 million in the Fitness segment and $0.3 million in the Bowling & Billiards segment. Operating earnings (loss) in the first nine months of 2010 includes $43.8 million of pretax restructuring, exit and impairment charges. The $43.8 million charge consists of $6.2 million in the Marine Engine segment, $36.0 million in the Boat segment, $0.1 million in the Fitness segment, $0.6 million in the Bowling & Billiards segment and $0.9 million in Corp/Other.

Brunswick Corporation
Comparative Condensed Consolidated Balance Sheets
(in millions)

	October 1,	December 31,	October 2,
	2011	2010	2010
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$384.5	$551.4	$676.5
Short-term investments in marketable securities	74.1	84.7	0.8
Total cash, cash equivalents and short-term investments in	458.6	636.1	677.3
marketable securities
Restricted cash	20.0	-	-
Accounts and notes receivable, net	389.0	327.3	367.4
Inventories
Finished goods	282.7	276.9	245.8
Work-in-process	164.4	164.0	177.5
Raw materials	81.9	86.6	95.1
Net inventories	529.0	527.5	518.4
Deferred income taxes	8.8	17.0	1.8
Prepaid expenses and other	29.0	27.9	29.2
Current assets	1,434.4	1,535.8	1,594.1

Net property	581.0	630.2	637.5

Other assets
Goodwill, net	291.0	290.9	291.1
Other intangibles, net	51.1	56.7	59.6
Long-term investments in marketable securities	88.1	21.0	-
Equity investments	53.9	53.7	59.9
Other long-term assets	78.3	89.7	89.5
Other assets	562.4	512.0	500.1

Total assets	$2,577.8	$2,678.0	$2,731.7

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$2.1	$2.2	$4.3
Accounts payable	302.0	288.2	274.9
Accrued expenses	598.5	661.2	623.3
Current liabilities	902.6	951.6	902.5

Long-term debt	701.2	828.4	829.8
Other long-term liabilities	784.6	827.6	782.3
Shareholders' equity	189.4	70.4	217.1

Total liabilities and shareholders' equity	$2,577.8	$2,678.0	$2,731.7

Supplemental Information
Debt-to-capitalization rate	78.8%	92.2%	79.3%
Cash and cash equivalents	$384.5	$551.4	$676.5
Short-term investments in marketable securities	74.1	84.7	0.8
Long-term investments in marketable securities	88.1	21.0	-
Total cash and marketable securities	$546.7	$657.1	$677.3

Brunswick Corporation
Comparative Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)
	Nine Months Ended
	October 1,	October 2,
	2011	2010

Cash flows from operating activities
Net earnings (loss)	$101.5	$(6.5)
Depreciation and amortization	79.3	98.5
Pension expense, net of contributions	(18.3)	12.1
(Gains) losses on sale of property, plant and equipment, net	(9.8)	1.1
Other long-lived asset impairment charges	(0.9)	19.0
Deferred income taxes	14.2	5.4
Loss on early extinguishment of debt	16.9	5.5
Changes in certain current assets and current liabilities	(130.1)	(71.4)
Income taxes	4.7	114.1
Other, net	23.7	14.8
Net cash provided by operating activities	81.2	192.6

Cash flows from investing activities
Capital expenditures	(57.9)	(31.1)
Purchase of marketable securities	(222.6)	-
Sales or maturities of marketable securities	163.0	-
Transfers to restricted cash	(20.0)	-
Investments	(0.9)	(8.6)
Proceeds from sale of property, plant and equipment	22.5	5.9
Other, net	13.2	8.3
Net cash used for investing activities	(102.7)	(25.5)

Cash flows from financing activities
Net issuances (payments) of short-term debt	0.1	(6.8)
Net proceeds from issuances of long-term debt	-	30.2
Payments of long-term debt including current maturities	(130.1)	(36.7)
Net premium paid on early extinguishment of debt	(14.9)	(5.3)
Net proceeds from stock compensation activity	4.1	1.4
Other, net	(4.6)	-
Net cash used for financing activities	(145.4)	(17.2)

Net increase (decrease) in cash and cash equivalents	(166.9)	149.9
Cash and cash equivalents at beginning of period	551.4	526.6
Cash and cash equivalents at end of period	$384.5	$676.5

Free Cash Flow
Net cash provided by operating activities	$81.2	$192.6

Net cash provided by (used for):
Capital expenditures	(57.9)	(31.1)
Proceeds from sale of property, plant and equipment	22.5	5.9
Other, net	13.2	8.3
Total free cash flow	$59.0	$175.7